Exhibit 5.1

353 NORTH CLARK STREET CHICAGO ILLINOIS 60654-3456

July 20, 2017

KEMET Corporation
2835 Kemet Way
Simpsonville, South Carolina 29681

Ladies and Gentlemen:

We are acting as special counsel to KEMET Corporation, a Delaware corporation (the “Company”), in connection with the proposed registration by the Company of 8,416,814 shares of its common stock, par value $0.01 per share (the “Common Stock”), pursuant to a Registration Statement on Form S-3, filed with the Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended (the “Act”) (such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”). The shares of Common Stock to be registered pursuant to the Registration Statement (the “Shares”) are being offered by the selling securityholder named in the Registration Statement (the “Selling Securityholder”). The Shares currently are not outstanding but are subject to issuance upon exercise of a currently outstanding and exercisable warrant held by the Selling Securityholder (the “Warrant”).

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the organizational documents of the Company, including the Second Restated Certificate of Incorporation of the Company and the Amended and Restated By-laws of the Company, (ii) minutes and records of the corporate proceedings of the Company, (iii) the Warrant and (iv) the Registration Statement, the prospectus included therein and the exhibits thereto.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. We have not independently established or verified any facts relevant to the opinions expressed herein, but have relied upon statements and representations of the Selling Securityholder and officers and other representatives of the Company and others.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that the Shares are duly authorized, and, assuming due exercise of the Warrant in an amount representing such Shares and payment of the exercise price thereof (or forfeiture of such portion of the shares of Common Stock underlying the Warrant as is necessary to pay the exercise price thereof in accordance with the net exercise terms of such Warrant), when appropriate certificates representing the Shares are

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duly countersigned and registered by the Company’s transfer agent/registrar or such Shares are otherwise registered pursuant to the requirements of the Company’s transfer agent/registrar, and delivered to the holder of the Warrant, the Shares issued upon such exercise in accordance with the terms of the Warrant will be validly issued, fully paid and nonassessable.

Our opinions expressed above are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law or judicially developed doctrine in this area (such as substantive consolidation or equitable subordination) affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) public policy considerations which may limit the rights of parties to obtain certain remedies, (iv) other commonly recognized statutory and judicial constraints on enforceability, including, without limitation, statutes of limitations, (v) any laws except the General Corporation Law of the State of Delaware, including the statutory provisions, applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance and sale of the Shares.  This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion after the date of effectiveness of the Registration Statement should the General Corporation Law of the State of Delaware be changed by legislative action, judicial decision or otherwise after the date hereof. This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

Sincerely,

/s/ Jenner & Block LLP

Jenner & Block LLP